Exhibit 99.1

FOR IMMEDIATE RELEASE

A&B agreement with Mahi Pono launches new era of agriculture on Maui

Former HC&S lands to be repurposed as diversified agriculture farms

HONOLULU (Dec. 20, 2018) – Alexander & Baldwin (A&B) (NYSE: ALEX) today announced an agreement that will launch a new era of agriculture on Maui. The agreement provides for the sale of the former Hawaiian Commercial & Sugar Company lands to Mahi Pono LLC (Mahi Pono) for purposes of cultivating a variety of food and energy crops, ensuring the continued agricultural use of these lands, the preservation of green, open space in Central Maui, and a consistent and long-term source of revenue for the local economy.

Mahi Pono is a farming venture between Pomona Farming, LLC, a California-based agricultural group, and the Public Sector Pension Investment Board (PSP Investments), a long-term investor and one of Canada’s largest pension investment managers. The Mahi Pono team has significant experience cultivating diverse agricultural crops and managing cattle operations on more than 100,000 acres, with a focus purely on agriculture and a track record of making long-term investments in farming projects. All of A&B’s existing agricultural personnel will be offered positions with Mahi Pono, to put their experience and knowledge to use to help further Mahi Pono’s farm plan.

Mahi Pono’s farm plan currently envisions cultivating a broad range of food crops for local consumption and export, including coffee, various fruit and vegetable crops and an expansion of A&B’s grass-fed cattle project at Kulolio Ranch, which Mahi Pono purchased as part of this transaction. Mahi Pono also purchased Central Maui Feedstocks, A&B’s energy crop project, and assumed all diversified agriculture leases previously entered into by A&B.

Under the terms of the agreement, Mahi Pono purchased approximately 41,000 acres of agricultural farm land from A&B, along with the above mentioned companies. The $262 million transaction closed today. A&B and Mahi Pono also will partner in the ownership and management of East Maui Irrigation Company.

A&B started growing sugar on these lands nearly 150 years ago and ceased sugar operations in 2016.

“A&B’s commitment, when we made the difficult decision to close our sugar operations, was to team up with qualified farmers and transition these lands to a diversified agriculture model. We acknowledged that this transition would take time, but could support the important goals of food and energy self-sufficiency for Hawaii, preserve productive agricultural lands, and stimulate new economic activity on Maui and in the state,” said Chris Benjamin, A&B President and CEO.

Over the past two years, A&B has held discussions with hundreds of parties interested in farming, with most aiming to cultivate a single crop on portions of the former plantation.

“In Mahi Pono, we have found a unique partner with proven farming expertise, established marketing channels, strong financial resources, and a long-term perspective. Most importantly, they share our vision of seeing farming flourish across Central Maui for generations to come,” added Benjamin. “This could be one of the most important advances for agriculture in Hawaii in many decades.”

“While it is difficult to part with our legacy lands, we believe the most important thing is that they remain in active agriculture—to help feed our local communities, support our local farmers, and provide new economic activity and jobs for Maui and the state,” Benjamin said. “Mahi Pono’s team has the expertise and capital necessary to make diversified agriculture a reality in Central Maui, but can justify the significant investment in infrastructure, equipment and staffing only if it owns the underlying lands. We considered many alternatives and believe this is the best path forward toward keeping these lands in agriculture and sustaining farming on Maui once again.”

“Maui will always be A&B’s home, our roots, and we still have a considerable amount of land and assets on this island. A&B remains committed to Maui and will continue to be an active part of this community,” concluded Benjamin.

“This transition represents a unique opportunity to advance diversified agriculture and increase local food production in Hawaii,” said Hawaii Governor David Ige. “With Alexander & Baldwin’s long tradition of stewardship and Mahi Pono’s investment, which is needed to cultivate new crops and preserve the environment, this partnership will ensure Central Maui stays green for the long term.”

“While many things have changed on Maui over the course of the past century, the majority of our residents want to retain the open space and rural character of Maui, and wish to see agriculture re-established on the former sugar lands in Central Maui,” said Maui Mayor Alan Arakawa. “It is important that we increase food security on Maui and in Hawaii, and having a farmer with a proven track record pursue diversified food crops here on Maui is definitely a step in the right direction.”

Arakawa continued, “As a farmer myself, I understand the challenges of the business. Alexander & Baldwin has found the right partner in Mahi Pono to continue our island’s long legacy of farming, while providing new jobs and economic activity for our Maui residents.”

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About Alexander & Baldwin, Inc.

Alexander & Baldwin, Inc. is Hawai’i’s premier commercial real estate company and the state’s foremost owner of grocery-anchored retail centers. A&B is a fully integrated real estate investment trust and owns, operates and manages 3.4 million square feet of primarily retail and industrial space in Hawai’i, and remains a major private landowner in the state. A&B’s interests extend beyond commercial real estate into renewable energy and land stewardship. A&B is Hawai’i’s largest construction materials company and paving contractor. Over its nearly 150-year history, A&B has evolved with the state’s economy and played a lead role in the development of the agricultural, transportation, tourism, construction and real estate industries. Learn more about A&B at www.alexanderbaldwin.com.

Contact: Darren Pai; 808-525-6659; dpai@abhi.com